UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 5, 2010

KENSINGTON LEASING, LTD.
(Name of small business issuer specified in its charter)

Nevada	000-53559	80-0214025
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1005 S. Center Street
Redlands, CA 92373
(Address of principal executive offices)

909-708-4303
(Registrant’s telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02TERMINATION OF A  MATERIAL DEFINITIVE AGREEMENT

On November 9, 2010, Kensington Leasing, Ltd. (“Kensington”) entered into a Termination Agreement (the “Rescission Agreement”) with WealthMakers, Ltd. (“WealthMakers”) whereby Kensington and WealthMakers terminated that certain Share Exchange Agreement, dated August 27, 2010, by and among Kensington and WealthMakers (the “Exchange Agreement”).

Under the Exchange Agreement, Kensington had agreed to issue 3,838,500 shares of its common stock in exchange for 100% of the issued and outstanding capital shares of WealthMakers. The Exchange Agreement was described in greater detail in our Current Report on Form 8-K filed on September 2, 2010.   No early termination fees were incurred by Kensington as part of the termination and the Termination Agreement contains a mutual release from any liability based upon, arising out of, or related to the Exchange Agreement.  Kensington agreed to terminate the Exchange Agreement because as the parties proceeded towards closing, it no longer appeared that the acquisition of WealthMakers would be consistent with Kensington’s current business plan.

Zirk Engelbrecht, who is the Chief Executive Officer and Chairman of the Board of WealthMakers, is the sole officer, director and shareholder of Merrimen Investments, Inc. (“Merrimen”), which holds a currently exercisable option to purchase up to 24,000,000 shares of Kensington’s common stock, representing a 75% ownership interest in Kensington if exercised.    Mr. Engelbrecht may also be considered a related party to Angelique de Maison, Chief Executive Officer, Chairman of the Board of Directors and majority shareholder of Kensington, under the rules of the Securities Exchange Act of 1934, as amended.  Trisha Malone, Chief Financial Officer of Kensington, is also Secretary and a shareholder of WealthMakers.

ITEM 5.02  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS

On November 5, 2010, Charlotte Hopkins, our current President, and Trisha Malone, or current Chief Financial Officer and Corporate Secretary, were appointed directors of the company.  Their biographical information is contained in our Current Report on Form 8K filed on July 7, 2010.

ITEM 9.01FINANCIAL STATEMENTS AND EXHIBITS

(d)     Exhibits:

Exhibit	Description
10.1	Termination Agreement, dated November 9, 2010, between Kensington Leasing, Ltd. and WealthMakers, Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENSINGTON LEASING, LTD.

	By:	/s/ Trisha Malone
Trisha Malone
Chief Financial Officer
Date: November 9, 2010